EXHIBIT 99.1

February 21, 2002

FOR IMMEDIATE RELEASE
Major Markets Circuit

NYSE:	LFB

Dateline:	Longview, Washington

Contact:	L. J. Holbrook
		Senior Vice President-Finance
		Phone:  (360) 425-1550


LONGVIEW FIBRE COMPANY ANNOUNCES FIRST QUARTER RESULTS

Longview Fibre Company today announced a net loss of $6.0 million, or $0.12 per share, for its first fiscal quarter ended January 31, 2002. This compares with net income of $8.2 million, or $0.16 per share, for the first quarter of fiscal 2001.

Sales for the quarter were $177.6 million, compared with $219.6 million for the same period last year.

R. H. Wollenberg, President and Chief Operating Officer, said, "We ceased selling electrical power in January due to poor market prices. In the first quarter, we lost $5.4 million on power sales compared to a profit of $17.5 million in the first quarter of 2001. Power sales are not likely to occur in the next few months.

"We faced other significant challenges in the first quarter. Both our converting and paper and paperboard segments had reduced orders due to poor U.S. and world market conditions. We have reduced our active workforce to balance with demand and have not replaced normal retirees at year end.

"We continue our cost savings project to reduce inventory of raw materials and finished goods, and maintenance, repair and operations inventory. We are also working to reduce our cost of procurement in several strategic areas.

                                                                      more...
                                    1

"By reducing our costs now, we will situate our company for improved profitability as the recession ends, hopefully in the second half of this year."

Results by Segment for the First Fiscal Quarter 2002 Compared with the First Fiscal Quarter 2001:

The timber segment had an operating profit of $15.5 million compared with $12.5 million for the same period last year. The improvement was primarily due to additional volume sold. Domestic demand for logs remains good but the strength of the U.S. dollar relative to the Japanese yen and the soft Japanese housing market continued to negatively affect export prices.

The paper and paperboard segment had an operating loss of $8.3 million for the first fiscal quarter 2002, as compared with an operating profit of $3.6 million in the first fiscal quarter 2001. The primary causes of this decrease were the change in results from sales of power allocated to the segment and increased costs at the Longview mill associated with low mill utilization due to the slow domestic economy and continued deterioration of the linerboard export market.

The converted products segment had an operating loss of $10.0 million compared with an operating profit of $7.7 million for the same period last year. This decrease was primarily attributable to the change in results from power sales allocated to the segment and decreased product pricing.

Investor Conference Call

The company will host a conference call Monday, February 25, 2002 at 9:00 a.m. PST, available to interested parties by dialing (888) 603-6951 from the U.S. and Canada, or (706) 679-5742 from international locations. A telephone replay of the call will be available through March 11, 2002 by dialing
(800) 642-1687 from the U.S. and Canada, or (706) 645-9291 from international locations, and providing conference ID 3349020.
                                                                   more...

Consolidated Statement of Income (Unaudited)



                                                             THREE MONTHS
                                                            ENDED JANUARY 31
(thousands except per share)                                   2002     2001
Net sales                                                  $177,555 $219,559
Cost of products sold, including outward freight            160,951  178,212
Gross profit                                                 16,604   41,347
Selling, administrative and general expenses                 19,385   17,577
Operating profit (loss)                                      (2,781)  23,770
Interest income                                                  87       95
Interest expensed                                            (8,793) (11,048)
Miscellaneous                                                 1,986      184
Income (loss) before income taxes                            (9,501)  13,001
Provision for taxes on income                                (3,515)   4,811

Net income (loss)                                          $ (5,986)$  8,190
  Per share                                                $  (0.12)$   0.16
Dividend paid per share                                    $   0.03 $   0.12
Average shares outstanding                                   51,077   51,377
Net income (loss) - % of net sales                             (3.4)     3.7



Segment and Other Information (Unaudited)
                                                          THREE MONTHS
                                                        ENDED JANUARY 31
                                                                           %
(thousands)                                             2002     2001 CHANGE
Net sales:
  Timber                                            $ 37,436 $ 34,974    + 7
  Paper and paperboard                                36,261   47,246    -23
  Converted products                                 101,977  111,772    - 9
  Power sales                                          1,881   25,567    -93
                                                    $177,555 $219,559    -19
Operating profit (loss):
  Timber                                            $ 15,498 $ 12,496    +24
  Paper and paperboard (including allocated
   power profits)                                     (8,272)   3,588      -
  Converted products (including allocated
   power profits)                                    (10,007)   7,686      -
                                                    $ (2,781) $23,770      -
Sales:
  Logs, thousands of board feet                       60,000   49,000    +22
  Lumber, thousands of board feet                     19,000   25,000    -24
  Paper, tons                                         49,000   58,000    -16
  Paperboard, tons                                    19,000   30,000    -37
 Converted products, tons                            125,000  134,000    - 7
  Logs, $/thousand board feet                       $    526 $    558    - 6
  Lumber, $/thousand board feet                          302      314    - 4
  Paper, $/ton FOB mill equivalent                       579      585    - 1
  Paperboard, $/ton FOB mill equivalent                  315      371    -15
  Converted products, $/ton                              814      832    - 2





                                                                       more...

Consolidated Balance Sheet (Unaudited)

                                                 Jan. 31   Oct. 31    Jan. 31
(thousands)                                         2002      2001       2001
Assets
Current assets:
Accounts and notes receivable - net           $  85,178 $   98,069 $  103,720
Inventories                                      80,222     83,218     78,634
Restricted cash                                  20,508          -          -
Other                                             8,403      8,595     10,240
          Total current assets                  194,311    189,882    192,594
Capital assets:
Buildings, machinery and equipment at cost    1,816,669  1,806,039  1,735,305
  Accumulated depreciation                    1,018,975  1,004,620    974,596
  Costs to be depreciated in future years       797,694    801,419    760,709
Plant sites at cost                               3,483      3,483      3,444
                                                801,177    804,902    764,153
Timber at cost less depletion                   189,711    191,530    192,177
Roads at cost less amortization                   9,135      9,285      9,416
Timberland at cost                               20,080     20,116     20,196
                                                218,926    220,931    221,789
          Total capital assets                1,020,103  1,025,833    985,942
Pension and other assets                        121,508    108,733     94,697
                                             $1,335,922 $1,324,448 $1,273,233

Liabilities and Shareholders' Equity
Current liabilities:
Payable to bank resulting from
  checks in transit                           $   4,379  $  11,365 $    6,854
Accounts payable                                 40,317     60,636     51,259
Short-term borrowings                            41,000      8,000     47,314
Payrolls payable                                 13,799     16,435     14,178
Federal income taxes payable                      2,544        606      2,349
Other taxes payable                               9,904      9,781      9,729
Current installments of long-term debt           32,400     45,000     20,000
          Total current liabilities             144,343    151,823    151,683
Long-term debt                                  569,668    540,400    495,900
Deferred taxes-net                              181,536    184,947    175,601
Other liabilities                                22,498     21,883     19,995
Shareholders' equity:
Common stock (51,076,567, 51,076,567 and
 51,276,567 shares, respectively)                76,615     76,615     76,915
Additional paid-in capital                        3,306      3,306      3,306
Retained earnings                               337,956    345,474    349,833
         Total shareholders' equity             417,877    425,395    430,054
                                             $1,335,922 $1,324,448 $1,273,233














                                                                    more...

Consolidated Statement of Cash Flows (Unaudited)
                                                       THREE MONTHS
                                                     ENDED JANUARY 31
(thousands)                                            2002      2001
Cash provided by (used for) operations:
Net income (loss)                                   $(5,986)  $ 8,190
Charges to income not requiring cash:
  Depreciation, depletion and amortization           18,356    17,517
  Deferred taxes - net                               (3,411)    4,083
 (Gain)loss on disposition of capital assets         (1,447)      541

Change in:
  Accounts and notes receivable - net                12,891     9,773
  Inventories                                         2,996     3,389
  Other                                                 192      (708)
  Pension and other noncurrent assets               (12,775)   (4,992)
  Accounts, payrolls and other taxes payable        (14,872)   (3,735)
  Federal income taxes payable                        1,938      (289)
  Other noncurrent liabilities                          615       435
Cash provided by (used for) operations               (1,503)   34,204

Cash provided by (used for) investing:
Additions to:  Plant and equipment                  (13,511)  (21,255)
               Timber and timberlands                  (433)     (963)
Proceeds from sale of capital assets                  2,765       155
Cash used for investing                             (11,179)  (22,063)

Cash provided by (used for) financing:
Long-term debt                                       16,668     5,000
Short-term borrowings                                33,000     4,244
Restricted cash                                     (20,508)        -
Payable to bank resulting from checks in transit     (6,986)   (2,531)
Accounts payable for construction                    (7,960)   (8,676)
Cash dividends                                       (1,532)   (6,165)
Purchase of common stock                                  -    (4,013)
Cash provided by (used for) financing                12,682   (12,141)

Change in cash position                                   -         -
Cash position, beginning of period                        -         -
Cash position, end of period                         $    -   $     -

















                                                                  more...

Forward-Looking Statements

This press release contains forward-looking statements, including statements concerning anticipated pricing and market conditions for the company's products, energy and certain raw materials; possible effects of changes in currency exchange rates between the U.S. dollar and the currencies of important export markets; the anticipated market conditions for energy; anticipated benefits of cost reduction efforts for procurement, inventories and workforce reductions. Forward-looking statements are based on the company's estimates and projections on the date they are made, and are subject to a variety of risks and uncertainties. Actual events could differ materially from those anticipated by the company due to a variety of factors, including, among others, developments in the world, national, or regional economy or involving the company's customers or competitors affecting supply of or demand for the company's products, energy or raw materials; changes in product, energy or raw material prices; changes in currency exchange rates between the U.S. dollar and the currencies of important export markets; and unforeseen developments in the company's business. The company does not undertake any obligation to update forward-looking statements should circumstances or the company's estimates or projections change.

                               #  #  #